UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 24, 2009

Interactive Data Corporation

(Exact name of registrant as specified in charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31555	13-3668779
(Commission File Number)	(IRS Employer Identification No.)

32 Crosby Drive, Bedford, MA 01730

(Address of Principal Executive Offices) (Zip Code)

(781) 687-8500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

On November 24, 2009, Interactive Data Corporation signed an agreement to acquire the data and tools assets of Dow Jones & Company, Inc.’s Online Financial Solutions (“OFS”) business. Interactive Data plans to pay Dow Jones & Company, Inc. a purchase price of $13.5 million in cash, subject to certain post-closing adjustments. Based on the unaudited financial statements provided to Interactive Data by Dow Jones, the OFS data and tools assets are expected to generate revenue of approximately $14 million for the year ending December 31, 2009, and are expected to be profitable in that same period. The transaction is expected to be completed within the next several weeks, contingent upon customary closing conditions.

The above information includes forward-looking statements such as our statements discussing future financial conditions, results or projections, including statements relating to (i) the expected 2009 revenue and profit results for the OFS business; and (ii) the anticipated timing of the closing. These statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include: the acquisition may not close on a timely basis or at all and the actual audited financial results of the acquired business may differ from the results reported in the unaudited financials provided by Dow Jones. Other factors include, but are not limited to: (i) the presence of competitors with greater financial resources than ours and their strategic response to our services and products; (ii) a possible decline in activity levels in the global securities markets; (iii) new offerings by competitors or new technologies that could cause our products or services to become less competitive or obsolete; and (iv) other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements.

A copy of Interactive Data’s press release issued November 24, 2009 is included as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit relating to Item 7.01 shall be deemed to be furnished, and not filed:

Exhibit No.	Description

99.1	Press Release of Interactive Data Corporation, dated November 24, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interactive Data Corporation

Date: November 24, 2009	/s/ RAYMOND D’ARCY
Raymond D’Arcy
President and Chief Executive Officer